BURKE & HERBERT FINANCIAL SERVICES CORP.
2023 EMPLOYEE STOCK PURCHASE PLAN
1.Purpose. The purpose of the Burke & Herbert Financial Services Corp. 2023 Employee Stock Purchase Plan is to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan shall be interpreted in a manner that is consistent with that intent.
2.Definitions.
“Adoption Date” has the meaning provided in Section 19.8 herein.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include any regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board, provided that the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under applicable law are required to be determined in the sole discretion of the Committee.
“Common Stock” means the common stock of the Company, par value $0.50 per share.
“Company” means Burke & Herbert Financial Services Corp., a Virginia corporation, including any successor thereto.
“Compensation” means base salary and base wages, including compensation for overtime, paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any contributions from salary or wages made by the Eligible Employee to a tax-qualified plan under Section 401(k) of the Code, a non-qualified deferred compensation plan, or a cafeteria plan.
“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.
“Effective Date” has the meaning provided in Section 19.8 herein.
“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).
“Eligible Employee” means an Employee who (i) has been continuously employed by the Company or a Participating Subsidiary for at least ninety (90) days (or such other period, not to exceed two (2) years, as determined by the Committee prior to a particular Offering Period) and (ii) is customarily employed for at least twenty (20) hours per week and for more than five (5) months in any calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or from any Offering, within a manner permitted under Section 423 of the Code, Employees who are (x) “highly compensated employees” (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (y) citizens or residents of a foreign jurisdiction where the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.
“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, authorize a new level of payroll deductions, or stop payroll deductions and withdraw from an Offering Period.
“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, (i) if the shares are listed on any established stock exchange or a national market system, the closing price of a share of Common Stock (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, or (ii) in the absence of an established market for the shares, an amount determined in good faith by the Committee, with such determination conclusive and binding on all persons.
“Offering” means the grant of rights to an Eligible Employee to purchase shares of Common Stock during an Offering Period in accordance with the Plan.
“Offering Date” means the first Trading Day of each Offering Period, as designated by the Committee.
“Offering Period” means (x) the six (6) month period starting on February 1 of each year and ending on July 31 of such year, and (y) the six (6) month period starting on August 1 of each year and ending on January 31 of the next year; provided that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods. Unless otherwise determined by the Committee, the first Offering Period under the Plan shall commence on August 1, 2023.
“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Subsidiaries” means the Burke and Herbert Bank and Trust Company, a Virginia corporation, and such other Subsidiaries that the Committee designates in its sole discretion as eligible to participate in the Plan from time to time.
“Plan” means this Burke & Herbert Financial Services Corp. 2023 Employee Stock Purchase Plan, as may be amended from time to time.
“Purchase Date” means the last Trading Day of each Offering Period.
“Purchase Price” means an amount equal to eighty-five percent (85%) (or such greater percentage, if determined by the Committee prior to a particular Offering Period) of the lesser of (i) the Fair Market Value of a share of Common Stock on the Offering Date or (ii) the Fair Market Value of a share of Common Stock on the Purchase Date; provided that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any corporation, domestic or foreign, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.
“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.
3.Administration. The Committee shall administer the Plan and shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan, and to ensure compliance with Section 423 of the Code and other applicable law. The Committee’s decisions shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.
4.Eligibility.
4.1.Unless otherwise determined by the Committee in a manner consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.
4.2.Notwithstanding any provision of the Plan to the contrary, (i) no Eligible Employee shall be granted an option under the Plan if immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, and (ii) in accordance with Section 423(b)(8) of the Code, no Eligible Employee shall be granted an option under the Plan to the extent such option would permit Employee’s rights to purchase stock under the Plan and all other employee stock purchase plans of the Company and any Subsidiary to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding.
5.Offering Periods. The Plan shall be implemented by a series of Offering Periods, commencing at such time as determined by the Committee. The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.
6.Participation.
6.1.Enrollment and Payroll Deductions. An Eligible Employee may elect to participate in the Plan by completing an Enrollment Form and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, an Eligible Employee authorizes payroll deductions from such Employee’s paycheck in an amount equal to a whole percentage of Employee’s Compensation (no less than 1% and no greater than 15% (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins)), on each pay day occurring during an Offering Period. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.
6.2.Election Changes. Unless otherwise determined by the Committee in a manner consistent with Section 423 of the Code, the following rules shall apply regarding changes to a Participant’s elections. During an Offering Period, a Participant may decrease or increase such Participant’s rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the Purchase Date. Any such change of payroll deductions during an Offering Period shall be effective with the first full payroll period that commences at least five (5) business days after the Company’s receipt of the Participant’s new Enrollment Form. A Participant may decrease or increase such Participant’s rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the start of the next Offering Period.
6.3.Automatic Re-Enrollment. The deduction rate selected by a Participant in an Enrollment Form shall remain in effect for subsequent Offering Periods, unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.
7.Grant of Option. On each Offering Date, each Participant in the applicable Offering shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions during the Offering Period by the applicable Purchase Price (rounded down to the nearest whole share of Common Stock); provided that in no event shall any Participant purchase more than 10,000 shares of Common Stock in a particular Offering (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13), unless such number is modified by the Committee and communicated in a manner consistent with Treasury Regulation Section 1.423-2 prior to the commencement of a particular Offering.
8.Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares of Common Stock that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased. Any accumulated payroll deductions remaining in the Participant’s notional account as a result of the fact that fractional shares may not be purchased hereunder will be carried forward and applied toward the purchase of whole shares of Common Stock for the next following Offering Period. No other accumulated payroll deductions remaining in the Participant’s notional account will be carried forward to a subsequent Offering Period unless otherwise determined by the Committee in a manner consistent with Treasury Regulation Section 1.423-2(f)(5).
9.Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of the Participant’s option. The Committee may permit or require that the shares of Common Stock be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.
10.Withdrawal.
10.1.Withdrawal Procedure. A Participant may withdraw from an Offering by submitting a revised Enrollment Form to the Committee indicating such Participant’s election to withdraw at least fifteen (15) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in such Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating such Participant’s election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1.
10.2.Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon such Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.
11.Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account that have not been used to purchase shares of Common Stock shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated.
12.Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
13.Shares Reserved for Plan.
13.1.Number of Shares. Subject to adjustment under Section 18.1 herein, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is the sum of (a) 250,000 shares of Common Stock, and (b) an annual increase on January 1, 2024 and each anniversary of such date thereafter prior to the termination of the Plan, equal to the lesser of (i) 1% of the shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year, (ii) 250,000 shares of Common Stock, and (iii) such smaller number of shares of Common Stock as determined by the Committee. Shares of Common Stock issued under the Plan may be newly issued shares, treasury shares or shares acquired on the open market.
13.2.Over-Subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering, would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
14.Transferability. No payroll deductions credited to a Participant or any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant, other than by will, the laws of descent and distribution, or as provided in Section 17. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
15.Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.
16.Statements. Upon request, a Participant will be provided with a statement which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.
17.Designation of Beneficiary. A Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period.
18.Adjustments; Dissolution or Liquidation; Corporate Transactions.
18.1.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.
18.2.Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date that occurs before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
18.3.Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date that occurs before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.
19.General Provisions.
19.1.Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.
19.2.No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.
19.3.Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account.
19.4.Successors. The Plan shall be binding on the Company and its successors.
19.5.Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the issuance and exercise of such option, and the issuance and delivery of the shares of Common Stock pursuant thereto, shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.
19.6.Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.
19.7.Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
19.8.Term of Plan. The Plan was adopted by the Board on January 26, 2023 (the “Adoption Date”), and shall become effective upon its approval by the Company’s shareholders in accordance with Section 19.7 (the date of such shareholder approval, the “Effective Date”). The Plan shall terminate automatically on the tenth anniversary of the Adoption Date, January 26, 2033, provided that it may be terminated by the Committee on any earlier date as provided in Section 19.9.
19.9.Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. Notwithstanding the foregoing, any amendment to the Plan which requires shareholder approval under applicable law must be approved by the full Board, prior to submission of such amendment to the Company’s shareholders for approval. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) and all amounts that have not been used to purchase shares of Common Stock will then be returned to Participants.
19.10.Applicable Law. The laws of the Commonwealth of Virginia shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.
19.11.Section 423 of the Code. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and will be interpreted accordingly; provided that the Company does not guarantee any particular tax treatment with respect to an option granted under this Plan.
19.12.Withholding. To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.
19.13.Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
19.14.Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.